EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is dated as of July 21, 2000, and is among Nicole Industries, Inc.,(“Nicole”) a Nevada corporation, Dempsey Mork (“Mr. Mork”), Randall A. Baker (“Mr. Baker”), and Aluko USA, Inc., a Delaware corporation (“Aluko”). (Mr. Mork and Mr. Baker are collectively referred to as the “Nicole Shareholders”).

R E C I T A L S

     WHEREAS, Aluko is the beneficial owner through its wholly owned Korean subsidiary International Aluminum Technology (“IAT”) of Thirty-One Million Six Hundred Twenty-Seven Thousand Seventy-Five (31,627,075) of the common shares (the “Aluko Korea Shares”) of Aluko Co., Ltd., a corporation organized under the laws of Korea (“Aluko-Korea”), which shares represent at least 50.01% of the issued and outstanding voting stock of Aluko-Korea; and

     WHEREAS, Nicole is a United States public company, required to file reports under Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”); and

     WHEREAS, Nicole desires to acquire an indirect ownership interest in the Aluko Korea Shares through its acquisition of a stock interest in Aluko; and

     WHEREAS, Nicole is authorized to issue 100,000,000 shares of Common Stock of which 1,993,039 shares are issued and outstanding.

AGREEMENT

     In consideration of the mutual covenants and agreements contained in this Agreement and in reliance upon the representations and warranties set forth below, the parties agree as follows:

1.  EXCHANGE OF THE SHARES AND CONSIDERATION

     1.1  Issuance of Shares by Aluko. Concurrently with the execution of this Agreement, Aluko hereby issues and sells to Nicole Five and One-Fourth (5.25) shares of its Common Stock (the “Aluko Shares”).

     1.2  Consideration. In consideration of the assignment, transfer and delivery of the Aluko Shares to Nicole, concurrently with the execution of this Agreement, Nicole hereby issues to Aluko Ninety-Three Million (93,000,000) shares of its authorized and unissued common stock (the “Nicole Shares”).

2.  CLOSING

     2.1  Closing Date and Place. The Closing shall occur at 10:00 a.m. on Friday, July 21, 2000 (the “Closing Date”), at the offices of Reicker, Clough, Pfau, Pyle, McRoy &Herman, LLP, 1421 State Street, Suite B, Santa Barbara, California, or at such other time and place as the parties may agree to.

     2.2   Delivery by Aluko. At the Closing, Aluko shall deliver to Nicole the following:

2.2.1 Aluko Shares. One or more stock certificates representing all of the Aluko Shares;

2.2.2 Withdrawal of Aluko Korea Shares. A Certificate of Officer of Aluko which:

A. sets forth the form of the Amendment to the Bylaws of Aluko which prohibits the withdrawal, whether by sale, distribution or otherwise, without the approval; of such withdrawal by the stockholders of Aluko at a duly noticed and held meeting of stockholders, of any of the shares of Aluko-Korea owned by Aluko if, after giving effect to such withdrawal, Aluko would own of record less than fifty percent (50%) of the outstanding voting stock of Aluko-Korea; and

B. confirms that such Bylaw provision is duly adopted by the Board of Directors and stockholders of Aluko and is effective as of the Closing Date.

2.3 Delivery by Nicole and Nicole Shareholders. At the Closing, Nicole and the Nicole Shareholders shall deliver to Aluko the following:

2.3.1 Issuance of Nicole Shares. A stock certificate representing the Nicole Shares;

2.3.2 Corporate Books and Records. All of the stock books, stock ledgers, minutes books, and corporate seals of Nicole;

2.3.3 Resignations of Directors. Written resignations of all directors of Nicole and evidence of the appointment of Ju Young Park and Min-Kyung Park as directors of Nicole; and

2.3.4 Transfer Agent. Written certification from the transfer agent for the common stock of Nicole confirming that the aggregate number of shares of Nicole common stock issued and outstanding as of the Closing Date and after giving effect to the issuance of the Nicole Shares to Aluko is not more than 94,993,039 shares and that the Nicole Shares to be issued to Aluko at the Closing is 93,000,000 shares.

     2.4  Simultaneous Deliveries. All of the transactions and deliveries described in this Section 2 shall be deemed to have occurred simultaneously, and none shall be deemed to have been completed until all such transactions are completed.

3.  CONDITIONS PRECEDENT TO CLOSING

     3.1  Conditions Precedent to Obligations of Aluko. Except as otherwise provided herein, all of the obligations of Aluko hereunder are subject to the fulfillment by Nicole and the Nicole Shareholders on or before the Closing Date of each of the following conditions (any or all of which conditions may be waived, in whole or in part and without prior notice).

3.1.1 Certificate of Status. Nicole shall have obtained and delivered to Aluko prior to the Closing Date a Certificate of Status as to Nicole from the Secretary of State of the State of Nevada.

3.1.2 No Litigation. No litigation or judicial or administrative proceeding shall be pending or threatened by any governmental body, Nicole, any shareholder of Nicole or any other person or entity seeking to restrain, prevent, set aside or undo the transactions contemplated hereby, or to obtain damages in connection therewith.

3.1.3 Outstanding Nicole Stock. Aluko and its counsel shall be satisfied that upon consummation of the Closing, Nicole will not have more than a total of Ninety-Four Million Nine Hundred Ninety-Three Thousand Thirty-Nine (94,993,039) shares of common stock issued and outstanding or subject to outstanding warrants, options, convertible securities or similar rights.

4.  CONDUCT OF BUSINESS OF NICOLE PRIOR TO CLOSING

     4.1  Covenant. Nicole and the Nicole Shareholders jointly and severally represent, warrant and covenant to Aluko that, from the date of this Agreement until the Closing Date and except with the prior written consent of Aluko, they shall do the following.

4.1.1 Conduct of Business. Nicole shall (and the Nicole Shareholders shall cause Nicole to) conduct its business in the usual and ordinary course, except as is reasonably necessary to meet the conditions specified herein, and shall not, without the prior written consent of Aluko, do or agree to do any of the following:

A. make or incur any capital commitment or capital expenditure or any unusual or long-term commitment in excess of Five Thousand Dollars ($5,000) individually or when aggregated with all such commitments and expenditures;

B. grant any increase in salary or other compensation or employment benefit to any officer or director of Nicole;

C. enter into any written employment agreement with any person;

D. declare or pay any dividend or make any other distribution to shareholders;

E. issue or sell any additional stock or other securities or grant any rights to subscribe for or to purchase any such securities or any options or warrants for the purchase of any additional stock or other securities;

F. enter into any contract or agreement of any kind or character, except in the ordinary course of business, that has or might reasonably be expected to have a material effect on Nicole’s financial condition or results of operations;

G. create any indebtedness of Nicole to third parties for borrowed money;

H. amend its Articles of Incorporation or Bylaws;

I. pay any obligation or liability, fixed or contingent, other than current liabilities; waive or compromise any right or claim; or cancel, without full payment, any note, loan, or other obligation owing to Nicole;

J. modify, amend, cancel or terminate, any of its existing contracts, agreements or arrangements, or agree to do any of those acts; or

K. instigate any events or conditions that have or might reasonably be expected to have a material adverse effect on the financial condition or results of operations of Nicole.

4.1.2 Preservation of Business and Relationships. Nicole shall (and the and the Nicole Shareholders shall cause Nicole to) use its best efforts, without making any commitments on behalf of Aluko, to preserve its business organization intact as a going business and to preserve the present relationships of Nicole with suppliers, customers, and others having business relationships with it.

     4.2  Access to Information. Nicole and the Nicole Shareholders each hereby agrees that (a) Aluko and its authorized officers, counsel, accountants and representatives shall have full access at all reasonable times from and after the date hereof to the facilities, books and records of Nicole and (b) each of them shall cooperate fully with Aluko to the end that Aluko may become familiar with the properties and business of each of them. Nicole and the Nicole Shareholders each shall furnish or cause to be furnished to Aluko and such representatives all data and information concerning the business, finances and properties of Nicole that may be reasonably requested.

5. REPRESENTATIONS AND WARRANTIES OF ALUKO

Aluko represents, warrants and covenants to Nicole as follows: 5.1 Nicole is a Public, Reporting Company.

5.1.1 Periodic Reports. Aluko acknowledges and agrees that it is aware that Nicole is obligated to file periodic reports under the Securities Exchange Act of 1934, which reports include, but are not limited to, the following:

A. Current Reports on Form 8-K, which reports generally just be filed within fifteen (15) days after the occurrence of the event which is disclosed in the Current Report;

B. Annual Reports on Form 10-K or 10-KSB, which reports must be filed within 90 days after the end of each fiscal year of Nicole; and

C. Quarterly Reports on Form 10-Q or 10-QSB, which report’s must be filed within 45 days after the end of each fiscal quarter.

5.1.2 Report of this Transaction. Aluko acknowledges and agrees that it is aware that Nicole is obligated to file, within fifteen (15) days after the Closing Date, a Current Reports on Form 8-K which reports the transactions contemplated in this Agreement.

     5.2 Organization. Aluko is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The copies of the Certificate of Incorporation and By-laws of Aluko delivered to Nicole in connection with the Closing are true, complete and correct. Aluko-Korea is a corporation duly organized and in good standing under the laws of the Republic of Korea.

     5.3 Capitalization of Aluko. The authorized capital stock of Aluko consists of One Hundred (100) shares of Common Stock of which Sixty-Nine and 3/4ths (69.75) shares are issued and outstanding. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Aluko to issue or to transfer from treasury any shares of its capital stock of any class or kind whatsoever.

     5.4 Aluko Shares. The Aluko Shares to be issued under this Agreement have been duly authorized and are validly issued as of the Closing Date. The issuance, sale, and delivery of the Aluko Shares pursuant to this Agreement have been duly authorized by all necessary corporate action, and when issued, sold, and delivered in accordance with the provisions of this Agreement and upon the Aluko’s receipt of the full purchase price therefor, will be duly and validly issued, fully paid, and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

     5.5 Aluko Korea Shares. The Aluko Korea Shares beneficially owned by Aluko through IAT represent at least 50.01% of the issued and outstanding common stock of Aluko-Korea, on a fully diluted basis. Aluko owns beneficially the Aluko Korea Shares, free and clear of all liens, charges, claims and encumbrances.

     5.6 Authority. Aluko has full power and authority to execute and deliver this Agreement, to issue the Aluko Shares to Nicole pursuant to this Agreement, and to perform its obligations under and to consummate the transactions contemplated by this Agreement.

     5.7 No Withdrawal of Aluko Korea Shares. Aluko shall adopt simultaneously with the Closing an amendment to Aluko’s Bylaws which prohibits the withdrawal, whether by sale, distribution or otherwise, without the approval; of such withdrawal by the stockholders of Aluko at a duly noticed and held meeting of stockholders, of any of the shares of Aluko Korea beneficially owned by Aluko if, after giving effect to such withdrawal, Nicole would own of record less than fifty percent (50%) of the outstanding voting stock of Aluko Korea. Aluko agrees that (a) it shall comply with such Bylaw provision and (b) during the period beginning as of the Closing Date and enduing on the date 12 months after the Closing Date, it shall not take any action to amend or repeal such Bylaw other than with the vote or approval of one hundred percent (100%) of the outstanding voting stock of Aluko at a duly noticed and held meeting of Aluko stockholders.

     5.8 Financial Statements. Aluko agrees to use its best efforts to cause Aluko-Korea to provide to Nicole within 75 days after the date of this Agreement financial statements which have been audited in accordance with US generally accepted accounting principles.

     5.9 Authority. Aluko has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution of this Agreement and the transfer of the Aluko Shares to Nicole have been duly authorized and approved by the Board of Directors and shareholders of Aluko, as required by law. Aluko has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement, to transfer the Aluko Shares to Nicole and to consummate the transactions contemplated herein.

     5.10 Compliance with Other Instruments. Aluko is not, and no facts exist on the basis of which, with the passage of time, the giving of notice or both, would cause Aluko to be, in violation of or in default of any term of its Articles of Incorporation, Bylaws, or any material contract, instrument, judgment or order applicable to it.

     5.11 Litigation. There is no litigation, proceeding or investigation pending or threatened against Aluko.

6.  REPRESENTATIONS AND WARRANTIES OF NICOLE

     Nicole and each of the Nicole Shareholders jointly and severally hereby represent and warrant to the Shareholders as follows.

     6.1 Organization. Nicole is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The copies of the Articles of Incorporation, and all amendments thereto, and the By-laws of Nicole delivered to Aluko concurrently with the execution of this Agreement are true, complete and correct.

     6.2 Capitalization of Nicole Industries, Inc. The authorized capital stock of Nicole consists of One Hundred Million (100,000,000) shares of Common Stock of which One Million Nine Hundred Ninety-Three Thousand Thirty-Nine (1,993,039) shares are issued and outstanding. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Nicole to issue or to transfer from treasury any shares of its capital stock of any class or kind whatsoever.

     6.3 Authority. Nicole has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution of this Agreement and the issuance of the Nicole Shares to Aluko have been duly authorized and approved by the Board of Directors and shareholders of Nicole, as required by law. Nicole has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement, to issue the Nicole Shares to Aluko and to consummate the transactions contemplated herein.

     6.4 Authority to Issue Nicole Shares. The Nicole Shares to be issued to Aluko under this Agreement have been duly authorized and are validly issued as of the Closing Date and are not subject to any preemptive or protective rights on the part of the holders of any class of securities of Nicole. The issuance, sale, and delivery of the Nicole Shares to Aluko pursuant to this Agreement have been duly authorized by all necessary corporate action, and when issued, sold, and delivered in accordance with the provisions of this Agreement and upon Nicole’s receipt of the full consideration therefor, will be duly and validly issued, fully paid, and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

     6.5 Compliance with Other Instruments. Nicole is not, and no facts exist on the basis of which, with the passage of time, the giving of notice or both, would cause Nicole to be, in violation of or in default of any term of its Articles of Incorporation, Bylaws, or any material contract, instrument, judgment or order applicable to it.

     6.6 Financial Condition. The term “Nicole Financial Statements“means and include (a) the audited balance sheet of Nicole as of December 31, 1999, the related statements of income and retained earnings and the related statements of cash flows for the fiscal year(s) then ended, and (b) the unaudited balance sheet and statement of income of Nicole for the three-month period ended March 31, 2000. A true, correct and complete copy of the Nicole Financial Statements has been delivered to Aluko concurrently with the execution of this Agreement. The Nicole Financial Statements (a) were prepared in accordance with the books and records of Nicole; (b) were prepared in accordance with generally accepted accounting principles consistently applied; and (c) fairly present Nicole’s financial condition and the results of its operations as of the dates thereof and for the periods covered thereby.

     6.7 No Undisclosed Liabilities. Except for (a) those liabilities specifically reflected or reserved against on the Nicole Financial Statements and (b) those current liabilities for trade or business obligations incurred since the date of the Nicole Financial Statements in the ordinary course and conduct of its business, Nicole does not have, as of the date hereof, any direct or indirect indebtedness, liabilities, claims, losses, damages, deficiencies, obligations or responsibilities, known or unknown, liquidated or unliquidated, which individually or in the aggregate are material to the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Nicole.

     6.8 Indebtedness. Nicole is not in default in any material respect under any of agreements, documents or other arrangements under which Nicole has any indebtedness for borrowed money, and no facts exist on the basis of which, with the giving of notice, the passage of time or both, Nicole would be in default in any material respect under any such agreements, documents or arrangements.

     6.9 Tax Matters. Within the times and in the manner prescribed by law, Nicole has filed all tax returns which Nicole is required to file, has paid or provided for all taxes shown thereon to be due and owing by it and has paid or provided for all deficiencies or other assessments of taxes, interest or penalties owed by it. Each tax return filed by Nicole fully and accurately reflects its liability for taxes for such year or period and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its future liabilities for taxes. The provisions for taxes payable reflected in the Nicole Financial Statements are fully adequate and correct.

     6.10 Consideration. Each Nicole Shareholder has received full and adequate consideration for his execution and delivery of this Agreement and his performance of his obligations under this Agreement.

     6.11 Litigation. There is no litigation, proceeding or investigation pending or threatened against Nicole.

     6.12 Full Disclosure. All documents and other papers delivered to Aluko by or on behalf of Nicole in connection with this Agreement and the transactions contemplated herein are accurate, complete and authentic. The information furnished to Aluko by or on behalf of Nicole in connection with this Agreement and the transactions contemplated herein does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading. There is no fact which Nicole has not disclosed to Aluko in writing which could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations, properties or prospects of Nicole.

7.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     All representations, warranties and covenants of Nicole, the Nicole Shareholders and Aluko shall survive the closing of this transactions contemplated in this Agreement and remain in full force and effect.

8.  BOARD OF DIRECTORS

     8.1 Composition of Board. As of the date of this Agreement, the authorized number of Directors of Nicole is two (2) and the Board of Directors of Nicole consists of two (2) Directors, who are Mr. Mork and Mr. Baker.

     8.2  Resignation and Election. Immediately after the execution of this Agreement, Mr. Mork and Mr. Baker shall (a) elect Ju Young Park and Min-Kyung Park as Directors of Nicole and (b) resign from all positions that they hold as an officer, director, employee or agent of Nicole.

9.  INDEMNIFICATION

     9.1 Indemnification by Nicole and the Nicole Shareholders. Nicole and each of the Nicole Shareholders jointly and severally shall indemnify, defend and hold harmless Aluko and each of its directors, officers, employees, agents, attorneys, successors and assigns, from and against any and all losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of Nicole or any of the Nicole Shareholders contained in this Agreement

     9.2  Indemnification by Aluko. Aluko shall indemnify, defend and hold harmless Nicole, each of the Nicole Shareholders and each of their respective shareholders, directors, officers, employees, agents, attorneys, successors, heirs and assigns from and against any and all losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of Aluko contained in this Agreement.

     9.3  Survival of Regarding Nicole and the Nicole Shareholders. Notwithstanding any right of Aluko fully to investigate the affairs of Nicole and notwithstanding Aluko’s knowledge of facts determined or determinable by Aluko pursuant to such investigation or right of investigation, Aluko shall have the right to rely fully upon the representations, warranties, covenants and agreements of Nicole and each of the Nicole Shareholders contained in this Agreement. Each representation, warranty, covenant and agreement of Nicole and each of the Nicole Shareholders contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and shall thereafter terminate and expire on the second (2nd) anniversary of the date of this Agreement.

     9.4  Survival of Regarding the Shareholders. Each representation, warranty, covenant and agreement of Aluko contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and thereafter shall terminate and expire on the second (2nd) anniversary of the date of this Agreement.

10.  MISCELLANEOUS

     10.1 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties. There are no representations, agreements, or undertaking other than those set forth herein or therein.

     10.2  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     10.3 Governing Law. In the event of a legal dispute between any of the parties, the dispute will be resolved within the State of California and under US law.

     10.4 Further Assurances. Each party to this Agreement shall take such additional actions and shall execute such documents and instruments as may be necessary or proper to cause the occurrence of any conditions precedent or conditions subsequent to his or her obligation to perform or as may otherwise be appropriate to effectuate the purposes and intention of this Agreement or to consummate the transactions contemplated hereunder.

     10.5 Arbitration. Unless the relief sought requires the exercise of the equity powers of a court of competent jurisdiction, any dispute arising in connection with the interpretation or enforcement of the provisions of this Agreement, or the application or validity thereof, shall be submitted to arbitration. Such arbitration proceedings shall be held in Santa Barbara, California, in accordance with the rules then obtaining of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable. Any award rendered in any such arbitration proceedings shall be final and binding on each of the parties hereto, and judgment may be entered thereon in any court of competent jurisdiction.

     10.6 Attorneys’Fees. Should any action or proceeding be necessary to construe or enforce the terms or conditions of this Agreement, or the application or validity thereof, then the party prevailing in such action shall be entitled to recover its reasonable attorneys’fees and other court costs, together with any costs and attorneys’fees incurred in enforcing any judgment entered therein.

     10.7 Notices. All notices and other written communications required or permitted under this Agreement shall be personally delivered to such party or mailed postage prepaid by registered or certified mail, or sent by facsimile or other form of electronic transmissions, addressed to such party at the address set forth on Exhibit A hereto or such other address as hereafter may be given for purposes of such notice. Any notice or other written communication sent in accordance with the foregoing shall conclusively be deemed to have been received at the time of delivery, if personally delivered, or five (5) days after the date of mailing, if mailed, or two (2) days after transmission, in sent by facsimile or other form of electronic transmission.

     10.8 Expenses. Each of the parties shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and in carrying out the transactions contemplated hereby.

     10.9 Successors and Assigns. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto.

     10.10 Interpretation. Aluko, on the one hand, and Nicole and each of the Nicole Shareholders, on the other hand, each has been represented by independent legal counsel. Therefore, the rule of construction that an agreement shall be interpreted against the drafting party shall not apply.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

“Company”	“Nicole Shareholders”

NICOLE INDUSTRIES, INC., By /s/ Dempsey Mork —————————————— Dempsey Mork, President	/s/ Dempsey Mork —————————————— Dempsey Mork /s/ Randall A. Baker —————————————— Randall A. Baker

“Aluko” ALUKO USA, INC. By /s/ J. Y. Park —————————————— Young-Hyun, Hur, Vice President Date: August 3, 2000